                                                                     EXHIBIT 5.1

January 24, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Form S-8/A Registration Statement

Dear Sir or Madam:

The Krueger Group LLP has acted as counsel to Security Asset Capital Corporation (the "Company") in connection with the preparation and filing of its amended registration statement on Form S-8/A under the Securities Act of 1933, as amended (the "Act"), covering an additional 2,500,000 shares of Common Stock which may be acquired through participation in the Company's Amended Plan.(the "Plan") ("this Form S-8/A").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plans, as described in this Form S-8/A, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to this Form S-8/A. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,

The Krueger Group, LLP


By:   /s/  ROBERT BLAIR KRUEGER II.
      ROBERT BLAIR KRUEGER II.